Filed pursuant to 424(b)(3)
Registration Statement No. 333-267321

Up to 1,257,705 Shares of Common Stock Offered by the Selling Stockholders

This prospectus relates to the offer and resale, from time to time, by the selling stockholders named under the heading “Selling Stockholders” in this prospectus, or their assigns (the “Selling Stockholders”), of up to 1,257,705 shares of the Company’s Common Stock, par value $0.01 per share (the “Common Stock”), which consist of (i) 690,954 shares (the “Shares”) of Common Stock held by the Selling Stockholders and (ii) 566,751 shares of Common Stock (the “Warrant Shares” and together with the Shares, the “Securities”) issuable upon the exercise of pre-funded warrants (the “Warrants”) held by the Selling Stockholders. We are registering the offer and sale of the Common Stock held by the Selling Stockholders to satisfy the registration rights they were granted pursuant to a registration rights agreement entered into on July 18, 2022 in connection with the securities purchase agreement as of even date thereof. While we will not receive any proceeds from the sale of the Common Stock by the Selling Stockholders, we will receive proceeds from the exercise of any Warrants for cash.

Our registration of shares of Common Stock covered by this prospectus does not mean that the Selling Stockholders will offer or sell any such shares. The Selling Stockholders may sell shares of Common Stock covered by this prospectus in a number of different ways and at varying prices. For additional information on the possible methods of sale that may be used by the Selling Stockholders, you should refer to the section of this prospectus entitled “Plan of Distribution.” The Selling Stockholders may, individually but not severally, be deemed to be an “underwriter” within the meaning of the Securities Act of 1933, as amended (the “Securities Act”), of the shares of Common Stock that they are offering pursuant to this prospectus. The Selling Stockholders will bear all commissions and discounts, if any, attributable to their respective sales of Common Stock hereunder. We will bear all costs, expenses and fees in connection with the registration of the Common Stock. We will not be paying any underwriting discounts or commissions in this offering.

A prospectus supplement may add, update, or change information contained in this prospectus. You should carefully read this prospectus, any applicable prospectus supplement, and the information incorporated by reference in this prospectus and any applicable prospectus supplement before you make your investment decision.

Our Common Stock is traded on The NASDAQ Capital Market under the symbol “DCTH.” On September 14, 2022, the closing price for our Common Stock, as reported on The NASDAQ Capital Market, was $3.98 per share. Our principal executive offices are located at 1633 Broadway, Suite 22C, New York, New York 10019.

Investing in these securities involves certain risks. See “Risk Factors” on page 5 of this prospectus. See also “Risk Factors” in the documents incorporated by reference in this prospectus for a discussion of the factors you should carefully consider before deciding to purchase these securities.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is September 15, 2022

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3, which we have filed with the Securities and Exchange Commission, or the SEC, using a “shelf” registration process. Under this shelf registration process, the Selling Stockholders may from time to time sell the Common Stock described in this prospectus in one or more offerings or otherwise as described under “Plan of Distribution.”

This prospectus may be supplemented from time to time by one or more prospectus supplements. Such prospectus supplements may also add, update or change information contained in this prospectus. If there is any inconsistency between the information in this prospectus and the applicable prospectus supplement, you must rely on the information in the prospectus supplement. You should carefully read both this prospectus and any applicable prospectus supplement together with additional information described under the heading “Where You Can Find More Information” before deciding to invest in any Common Stock being offered.

Neither we nor the Selling Stockholders have authorized anyone to provide any information other than that contained or incorporated by reference in this prospectus or in any applicable prospectus supplement or any applicable free writing prospectus that we have authorized. We take no responsibility for and can provide no assurance as to the reliability of, any other information that others may give you. The Common Stock is not being offered in any jurisdiction where the offer is not permitted. You should not assume that the information contained in or incorporated by reference in this prospectus is accurate as of any date other than the respective dates of such document. Our business, financial condition, results of operations and prospects may have changed since those dates.

Unless the context otherwise indicates, references in this prospectus to, “Delcath,” “the Company,” “we,” “our,” or “us” mean Delcath Systems, Inc. and its wholly owned subsidiaries. The term “Selling Stockholders” refers, collectively, to the selling stockholders named under the heading “Selling Stockholders” in this prospectus.

PROSPECTUS SUMMARY

This prospectus summary highlights certain information about us and selected information contained elsewhere in or incorporated by reference into this prospectus. This prospectus summary is not complete and does not contain all of the information that you should consider before making an investment decision. For a more complete understanding of the Company, you should read and consider carefully the more detailed information included or incorporated by reference in this prospectus and any applicable prospectus supplement or amendment, including the factors described under the heading “Risk Factors,” beginning on page 5 of this prospectus, as well as the information incorporated herein by reference, before making an investment decision.

Overview of the Company

We are an interventional oncology company focused on the treatment of primary and metastatic liver cancers. Our lead product candidate, the HEPZATO® KIT (melphalan hydrochloride for injection/hepatic delivery system), or HEPZATO, is a drug/device combination product designed to administer high-dose chemotherapy to the liver while controlling systemic exposure and associated side effects. HEPZATO has not been approved for sale in the United States. In Europe, the hepatic delivery system is a stand-alone medical device having the same device components as HEZPATO, but without the melphalan hydrochloride, and is approved for sale under the trade name CHEMOSAT Hepatic Delivery System for Melphalan, or CHEMOSAT, where it has been used at major medical centers to treat a wide range of cancers of the liver.

In the United States, HEPZATO is considered a combination drug and device product and is regulated as a drug by the United States Food and Drug Administration, or the FDA. Primary jurisdiction for regulation of HEPZATO has been assigned to the FDA’s Center for Drug Evaluation and Research. The FDA has granted Delcath six orphan drug designations (five for melphalan in the treatment of patients with ocular (uveal) melanoma, cutaneous melanoma, hepatocellular carcinoma, intrahepatic cholangiocarcinoma, and neuroendocrine tumors) and one for doxorubicin in the treatment of patients with hepatocellular carcinoma).

Our most advanced development program is the treatment of ocular melanoma liver metastases, or mOM, a type of primary liver cancer. We are currently reviewing the incidence, unmet need, available efficacy data and development requirements for a broad set of liver cancers in order to select a portfolio of indications which will maximize the value of the HEPZATO platform. We believe that the disease states we are investigating and intend to investigate are unmet medical needs that represent significant market opportunities.

In December 2021, we announced that the FOCUS Trial for HEPZATO met its pre-specified endpoint. Based on the FOCUS Trial results, we are preparing to submit a new drug application, or NDA, to the FDA for HEPZATO. We held a pre-NDA meeting with the FDA in April 2022. Based on the feedback from FDA, we do not believe any additional pre-clinical or clinical studies are required to re-file the NDA. Due to vendor delays in delivering certain reports, we plan to submit an NDA to the FDA by the end of the third quarter of 2022. We have opened two Expanded Access Program sites to provide access to patients who meet the inclusion criteria during the pendency of FDA’s review of HEPZATO.

On February 28, 2022, CHEMOSAT received Medical Device Regulation certification under the European Medical Devices Regulation [2017/745/EU], which may be considered by jurisdictions when evaluating reimbursement. As of March 1, 2022, we have assumed direct responsibility for sales, marketing and distribution of CHEMOSAT in Europe.

Private Placement

Securities Purchase Agreement

On July 18, 2022 we entered into a Securities Purchase Agreement with certain accredited investors (each an “Investor” and collectively, the “Investors”) pursuant to which the Company agreed to sell and issue to the

Investors in a private placement (the “Private Placement”) (i) an aggregate of 690,954 Shares, at a purchase price of $3.98 per share, and (ii) in lieu of shares of Common Stock, 566,751 Warrants, at a purchase price of $3.97 per Warrant. The Warrants have an exercise price of $0.01 per share of Common Stock, and are immediately exercisable and remain exercisable until exercised in full.

The Private Placement closed on July 20, 2022. We received gross proceeds from the Private Placement of approximately $5.0 million, before deducting offering expenses payable by us. We intend to use the net proceeds of the Private Placement for working capital and other general corporate purposes.

Neither the Warrants issued to the Investor nor the Shares were initially registered under the Securities Act or any state securities laws. We have relied on the exemption from the registration requirements of the Securities Act by virtue of Section 4(a)(2) thereof and Rule 506 of Regulation D thereunder. In connection with the Investor’s execution of the Purchase Agreement, the Investor represented to us that it is an “accredited investor” as defined in Regulation D of the Securities Act and that the Warrants purchased by it were acquired solely for its own account and for investment purposes and not with a view to the future sale or distribution.

Registration Rights Agreement

On July 18, 2022, in connection with the Private Placement, we entered into a registration rights agreement (the “Registration Rights Agreement”) with the Investors, providing for the registration for resale of the Securities (including the shares of Common Stock underlying the Warrants) that are not then registered on an effective registration statement, pursuant to a registration statement (the “Registration Statement”) to be filed with the Securities and Exchange Commission on or prior to September 16, 2022. We have agreed to use our best efforts to cause the Registration Statement to be declared effective as soon as possible, but in no event later than 75 days of the closing of the Private Placement (or 120 days in the event of a full review of the Registration Statement by the SEC) (the “Effectiveness Date”), and to keep the Registration Statement continuously effective for a period that extends from the first date on which the SEC issues an order of effectiveness in relation to the Registration Statement until such date that all registrable securities (as such term is defined in the Registration Rights Agreement) covered by the Registration Statement have been sold thereunder or pursuant to Rule 144 or may be sold without volume or manner-of-sale restrictions pursuant to Rule 144 and without the requirement for the Company to be in compliance with the current public information requirement under Rule 144. We have agreed to be responsible for all reasonable fees and expenses incurred in connection with the registration of the registrable securities under the Registration Rights Agreement. Additionally, we have agreed to indemnify the Selling Stockholders for losses, claims, damages or liabilities, joint or several, arising out of or based upon any untrue statement or alleged untrue statement or omission or alleged omission of any material fact contained in any registration statement, subject to certain exceptions.

The registration statement of which this prospectus is a part relates to the offer and resale of the shares of Common Stock issued to the Purchasers pursuant to the Purchase Agreement, including the shares issuable upon exercise of the Warrants. When we refer to the Selling Stockholders in this prospectus, we are referring to the Investors named in this prospectus as the Selling Stockholders and, as applicable, any donees, pledgees, assignees, transferees or other successors-in-interest selling the Securities received after the date of this prospectus from the Selling Stockholders as a gift, pledge, or other non-sale related transfer.

Corporate Information

We were incorporated in the State of Delaware in August 1988. Our principal executive offices are located at 1633 Broadway, Suite 22C, New York, New York 10019. Our telephone number is (212) 489-2100. Our website address is http://www.delcath.com. Information contained in, or accessible through, our website does not constitute any part of, and is not incorporated into, this prospectus.

THE OFFERING

This prospectus relates to the resale from time to time by the Selling Stockholders identified in this prospectus of up to 1,257,705 shares of the Company’s Common Stock, which consist of (i) 690,954 shares of Common Stock held by the Selling Stockholders and (ii) 566,751 shares of Common Stock (the “Warrant Shares” and together with the Shares, the “Securities”) issuable upon the exercise of pre-funded warrants held by the Selling Stockholders. We are registering the offer and sale of the Common Stock held by the Selling Stockholders to satisfy the registration rights they were granted pursuant to a registration rights agreement entered into on July 18, 2022 in connection with the securities purchase agreement as of even date thereof. While we will not receive any proceeds from the sale of the Common Stock by the Selling Stockholders, we will receive proceeds from the exercise of any Warrants for cash.

Issuer	Delcath Systems, Inc.

Common Stock offered by the Selling Stockholders	(i) 690,954 shares of the Company’s Common Stock and (ii) 566,751 shares of Common Stock issuable upon the exercise of the Warrants. See “Description of the Transactions,” “Selling Stockholders”.

Common Stock currently outstanding	8,597,682 (as of July 31, 2022)

Common Stock to be outstanding assuming exercise of the Warrants	9,164,433

The Warrants	The Warrants had a purchase price of $3.97 per warrant. The exercise price of the Warrants is $0.01 per share of Common Stock. The Warrants are exercisable immediately and for an indefinite term.

Use of Proceeds	We will not receive any of the proceeds from the shares of Common Stock sold by the Selling Stockholders hereunder. See “The Offering” and “Use of Proceeds” for more details.

We intend to use the proceeds from the exercise of any Warrants for cash for working capital and general corporate purposes. See the section of this prospectus titled “Use of Proceeds.”

Trading Market and Ticker Symbol for Common Stock	Our Common Stock is listed on The Nasdaq Capital Market under the symbol “DCTH.”

Risk Factors	Investing in our securities involves a high degree of risk. For a discussion of factors to consider before deciding to invest in our Common Stock, you should carefully review and consider the “Risk Factors” section of this prospectus, as well as the risk factors described or referred to in any documents incorporated by reference in this prospectus, and in any applicable prospectus supplement or amendment.

Unless otherwise indicated, all information in this prospectus assumes the exercise of the Warrants with an exercise price of $0.01 per share of Common Stock.

RISK FACTORS

Investing in shares of our Common Stock involves a high degree of risk. Before deciding whether to invest in shares of our Common Stock, you should consider carefully the risks and uncertainties discussed in this section and under the sections titled Risk Factors contained in our most recent Annual Report on Form 10-K and in our most recent Quarterly Report on Form 10-Q, as well as any amendments thereto reflected in subsequent filings with the SEC, which are incorporated by reference into this prospectus in their entirety, together with other information in this prospectus, the documents incorporated by reference, any prospectus supplement and any free writing prospectus that we may authorize. Please also read carefully the section titled “Cautionary Note Regarding Forward-Looking Statements.”

The market price of our Common Stock has been, and may continue to be volatile and fluctuate significantly, which could result in substantial losses for investors.

The trading price of our Common Stock has been, and we expect it to continue to be, volatile. The price at which our Common Stock trades depends upon a number of factors, including historical and anticipated operating results, our financial situation, announcements of technological innovations or new products by us or our competitors, our ability or inability to raise the additional capital needed and the terms on which it may be raised, and general market and economic conditions. Some of these factors are beyond our control. Broad market fluctuations may lower the market price of our Common Stock and affect the volume of trading, regardless of our financial condition, results of operations, business or prospects. Among the factors that may cause the market price of our Common Stock to fluctuate are the risks described elsewhere in this “Risk Factors” section and other factors, including:

•	fluctuations in our quarterly operating results or the operating results of competitors;

•	variance in financial performance from the expectations of investors;

•	changes in the estimation of the future size and growth rate of our markets;

•	changes in accounting principles or changes in interpretations of existing principles, which could affect financial results;

•	conditions and trends in the markets served;

•	changes in general economic, industry and market conditions;

•	success of competitive products and services;

•	changes in market valuations or earnings of competitors;

•	changes in pricing policies or the pricing policies of competitors;

•	announcements of significant new products, contracts, acquisitions or strategic alliances by us or our competitors;

•

potentially negative announcements, such as a review of any of our filings by the SEC, changes in accounting treatment or restatements of previously reported financial results or delays in our filings with the SEC;

•	the commencement or outcome of litigation involving us, our general industry or both;

•	our filing for protection under federal bankruptcy laws;

•	changes in capital structure, such as future issuances of securities or the incurrence of additional debt;

•	actual or expected sales of Common Stock by stockholders; and

•	the trading volume of our Common Stock.

In addition, the stock markets and the market for pharmaceutical companies in particular, may experience a loss of investor confidence. Such loss of investor confidence may result in extreme price and volume fluctuations in our Common Stock that are unrelated or disproportionate to the operating performance of our business, financial condition or results of operations. These broad market and industry factors may materially harm the market price of our Common Stock and expose the Company to securities class action litigation. Such litigation, even if unsuccessful, could be costly to defend and divert management’s attention and resources, which could further materially harm our financial condition and results of operations.

Sales of a substantial number of shares of our Common Stock in the public market, or the perception that such sales may occur, could adversely affect the market price of our Common Stock and could impair our ability to raise additional equity capital.

Sales of a substantial number of shares of our Common Stock in the public market, or the perception that such sales may occur, could cause the market price of our Common Stock to decline and could impair our ability to raise capital through the sale of additional equity securities. We cannot predict the effect that future sales of shares of our Common Stock or other equity-related securities would have on the market price of our Common Stock.

We have a history of reverse splits, which have severely impacted our Common Stock price.

Since our initial public offering in 2000, we have effected five reverse stock splits, for a cumulative ratio since our initial public offering of 1:31,360,000,000. Each such reverse split has resulted in an effective decline in the price of our Common Stock. There can be no assurance that we will not be required to effect one or more additional reverse stock splits which could further impact the market price and liquidity of our Common Stock.

Anti-takeover provisions in our Amended and Restated Certificate of Incorporation and By-laws may reduce the likelihood of a potential change of control or make it more difficult for our stockholders to replace management.

Certain provisions of our Amended and Restated Certificate of Incorporation and By-laws could have the effect of making it more difficult for our stockholders to replace management at a time when a substantial number of stockholders might favor a change in management. These provisions include:

•	providing for a staggered board; and

•	authorizing the board of directors to fill vacant directorships or increase the size of the board of directors.

, our board of directors has the authority to issue up to 10,000,000 shares of preferred stock in one or more series and to determine the rights and preferences of the shares of any such series without stockholder approval. Any series of preferred stock is likely to be senior to the Common Stock with respect to dividends, liquidation rights and, possibly, voting rights. The board’s ability to issue preferred stock may have the effect of discouraging unsolicited acquisition proposals, thus adversely affecting the market price of our Common Stock.

We have never declared or paid any dividends to the holders of our Common Stock and we do not expect to pay cash dividends in the foreseeable future.

We intend to retain all earnings for use in connection with the expansion of our business and for general corporate purposes. The board of directors will have the sole discretion in determining whether to declare and pay dividends in the future. The declaration of dividends will depend on profitability, financial condition, cash requirements, future prospects and other factors deemed relevant by our board of directors. Our ability to pay cash dividends in the future could be limited or prohibited by the terms of financing agreements that we may enter into or by the terms of any preferred stock that may be authorized and issued. We do not expect to pay dividends in the foreseeable future. As a result, holders of our Common Stock must rely on stock appreciation for any return on their investment.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, and the documents incorporated by reference herein, contain, or will contain, “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as “intends,” “believes,” “anticipates,” “indicates,” “plans,” “expects,” “suggests,” “may,” “would,” “should,” “potential,” “designed to,” “will,” “ongoing,” “estimate,” “forecast,” “predict,” “could,” and similar references, although not all forward-looking statements contain these words. Forward-looking statements are neither historical facts nor assurances of future performance. These statements are based only on our current beliefs, expectations and assumptions regarding the future of our business, future plans and strategies, projections, anticipated events and trends, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. Risks that could cause actual results to vary from expected results expressed in our forward-looking statements include, but are not limited to:

•	our estimates regarding sufficiency of our cash resources, anticipated capital requirements and our need for additional financing;

•	the commencement of future clinical trials and the results and timing of those clinical trials;

•	our ability to successfully commercialize CHEMOSAT and HEPZATO, generate revenue and successfully obtain reimbursement for the procedure and Delcath Hepatic Delivery system;

•	the progress and results of our research and development programs;

•	submission and timing of applications for regulatory approval and approval thereof;

•	our ability to successfully source certain components of CHEMOSTAT and HEPZATO and enter into supplier contracts;

•	our ability to successfully manufacture CHEMOSAT and HEPZATO;

•	our ability to successfully negotiate and enter into agreements with distribution, strategic and corporate partners;

•	our estimates of potential market opportunities and our ability to successfully realize these opportunities; and

•

other factors discussed under the headings “Business,” “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our most recent Annual Report on Form 10-K and in our Quarterly Reports on Form 10-Q for the quarterly periods ended subsequent to our filing of such Annual Report on Form 10-K, as well as any amendments thereto reflected in subsequent filings with the SEC, which sections are incorporated by reference.

Forward-looking statements speak only as of the date the statements are made. Except as required under the federal securities laws and rules and regulations of the SEC, we undertake no obligation to update or revise forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information. We caution you not to unduly rely on the forward-looking statements when evaluating the information presented herein.

USE OF PROCEEDS

We will not receive any of the proceeds from the shares of Common Stock sold by the Selling Stockholders hereunder.

We may receive proceeds from the exercise of the Warrants to the extent the Warrants are exercised. We can make no assurances that any of the Warrants will be exercised, or if exercised, the quantity that will be exercised or the period in which such Warrants will be exercised.

We intend to use the net proceeds from any exercise of the Warrants for working capital and general corporate purposes.

SELLING STOCKHOLDERS

The Common Stock being offered by the Selling Stockholders are those previously issued to the Selling Stockholders, and those issuable to the Selling Stockholders, upon exercise of the Warrants. For additional information regarding the issuances of those shares of Common Stock and warrants, see “Summary—Private Placement” above. We are registering the Common Stock in order to permit the Selling Stockholders to offer the shares for resale from time to time.

The table below lists the Selling Stockholders and other information regarding the beneficial ownership of the Common Stock by each of the Selling Stockholders. The second column lists the number of Common Stock beneficially owned by each selling stockholder, based on its ownership of the Common Stock and the Warrants, as of July 31, 2022, assuming exercise of the Warrants held by the Selling Stockholders on that date, without regard to any limitations on exercises.

The third column lists the Common Stock being offered by this prospectus by the Selling Stockholders.

In accordance with the terms of a registration rights agreement with the Selling Stockholders, this prospectus generally covers the resale of the sum of (i) the number of Common Stock issued to the Selling Stockholders in the Private Placement and (ii) all shares of Common Stock issuable upon exercise of the Warrants issued in the Private Placement. The fourth column assumes the sale of all of the shares offered by the Selling Stockholders pursuant to this prospectus.

In accordance with the terms of a registration rights agreement with the Selling Stockholders, we are required to use commercially reasonable efforts to keep this registration statement continuously effective under the Securities Act until the date that all the registrable securities covered by this registration statement (i) have been sold, hereunder or pursuant to Rule 144, or (ii) may be sold without volume or manner-of-sale restrictions pursuant to Rule 144 and without the requirement for us to be in compliance with the current public information requirement under Rule 144.

Under the terms of the Warrants, a selling stockholder may not exercise the Warrants to the extent such exercise would cause such selling stockholder, together with its affiliates and attribution parties, to beneficially own a number of Common Stock which would exceed 9.99% of our then outstanding Common Stock following such exercise, excluding for purposes of such determination Common Stock issuable upon exercise of the Warrants which have not been exercised. The number of shares in the second column does not reflect this limitation. The Selling Stockholders may sell all, some or none of their shares in this offering. See “Plan of Distribution.”

SELLING STOCKHOLDER TABLE

Name of Selling Stockholder	Total Shares Beneficially Owned Prior to Offering (1)	Maximum Number of Shares to be Sold Pursuant to the Prospectus (2)	Number of Shares Beneficially Owned After Offering (2)		% of Class After Offering*
Rosalind Opportunities Fund I L.P. (3)
Rosalind Master Fund L.P.	3,561,348	566,751	2,949,597		25.6%
Bigger Capital Fund, LP (4)	127,461	125,628	1,833	*	—
District 2 Capital Fund LP (5)	160,351	125,628	34,723	*	—
Gerard Michel (6)	542,612	62,814	479,798		5.3%
Mitchell Robbins (7)	546,000	376,884	169,116		2.0%

*	Percentage not listed if less than 1%.

(1)

“Beneficial ownership” means that a person, directly or indirectly, has or shares voting or investment power with respect to a security or has the right to acquire such power within 60 days. The number of shares beneficially owned is determined as of July 31, 2022, and the percentage is based upon 8,597,682 shares of our Common Stock outstanding as of July 31, 2022.

(2)	Assumes sale of all shares of Common Stock covered by this prospectus and no further acquisitions of shares of Common Stock by the Selling Stockholders.
(3)

Based partially on the Company’s records and, in part, on information provided in a Statement on Schedule 13D/A jointly filed with the SEC on July 21, 2022, by and on behalf of Rosalind Advisors, Inc., Rosalind Opportunities Fund I L.P., Rosalind Master Fund L.P., Steven Salamon and Dr. Gilad Aharon (collectively, “Rosalind”), Rosalind Advisors, Inc. (advisor to Rosalind Opportunities Fund I L.P. and Rosalind Master Fund L.P.), Mr. Salamon and Dr. Aharon have shared voting power and dispositive power of (i) 400,000 shares of Common Stock, (ii) 1,090,121 shares of Common Stock issuable upon conversion of 10,901 shares of Series E Preferred Stock, (iii) an aggregate of 206,418 shares of Common Stock issuable upon the conversion of an aggregate 1,988 shares of Series E Preferred Stock, at a conversion rate of $1,198 per share, following an election by Rosalind Opportunities Fund I L.P. and Rosalind Master Fund L.P. to convert an aggregate $2 million principal amount of 8% senior secured promissory notes issued by the Company to such Selling Stockholders, together and with all accrued interest thereon into shares of Series E Preferred Stock and (iv)1,820,709 shares of Common Stock issuable upon exercise of warrants (the “Rosalind Warrants”). The foregoing clauses (ii), (iii) and (iv) indicate the number of share of Common Stock issuable to the Selling Stockholders upon a full conversion of the Series E Preferred Stock and a full exercise of the Rosalind Warrants without giving effect to the Blockers (as defined below). Pursuant to the terms of (i) the certificate of designations containing the terms of the Series E Preferred Stock, the Selling Stockholders cannot convert the Series E Preferred Stock to the extent that the Selling Stockholders would beneficially own, after any such conversion, more than 9.99% of the outstanding shares of the Common Stock (the “Preferred Stock Blockers”) and (ii) the Rosalind Warrants, the Selling Stockholders cannot exercise the Rosalind Warrants to the extent that the Selling Stockholders would beneficially own, after any such exercise, more than 4.99% of the outstanding shares of Common Stock (the “Rosalind Warrant Blockers” and collectively with the Preferred Stock Blockers, the “Blockers”). The table indicates the number of shares of Common Stock beneficially owned by the Selling Stockholders and the percentage ownership of the Selling Stockholders after giving effect to the Blockers. Mr. Salamon and Dr. Aharon are members of the Board of Directors of the Company pursuant to a Board Appointment Agreement. Mr. Salamon and Dr. Aharon disclaim beneficial ownership with respect to these securities. The Selling Stockholder’s address is c/o Rosalind Advisors, Inc., 175 Bloor Street East, Suite 1316, North Tower, Toronto, ON M4W 3R8

(4)

Consists of 125,628 shares of Common Stock and 1,833 shares of Common Stock which may be acquired within 60 days of the date above upon exercise of Common Stock warrants with an exercise price of $10.00 per share. Michael Bigger has the power to vote or dispose of the shares owned by Bigger Capital Fund, LP, Matthias Bigger—UTMA and the Andreas Bigger Irrevocable Trust Agreement. The Selling Stockholder’s address is 11700 W Charleston Blvd 170-659, Las Vegas, NV 89135. Michael Bigger disclaims beneficial ownership over these securities

(5)

Consists of 125,628 shares of Common Stock and 34,723 shares of Common Stock which may be acquired within 60 days of the date above upon exercise of Common Stock warrants with an exercise price of $10.00 per share. Michael Bigger has the power to vote or dispose of the shares owned by District 2 Capital Fund LP. The Selling Stockholder’s address is 14 Wall Street, 2nd Floor, Huntington, New York 11743. Michael Bigger disclaims beneficial ownership over these securities

(6)

Consists of 125,864 shares of Common Stock and 416,748 shares of Common Stock that may be acquired through the exercise of options that are exercisable as of, or will become exercisable within, 60 days of the date above. The Selling Stockholder’s address is 39 Lawrence St., Cambridge, MA, 02139.

(7)	Consists of 546,000 shares of Common Stock. The Selling Stockholder’s address is 461 South Maya Palm Drive, Boca Raton, FL33432.

Relationship with Selling Stockholders

On April 8, 2020, we entered into a Board Appointment Agreement, dated as of April 8, 2020, with Rosalind Opportunities Fund I L.P. and Rosalind Maser Fund L.P. (“Rosalind”), pursuant to which Steven Salamon and Gil Aharon, who are principals of Rosalind, have been appointed as directors of the Company’s board of Directors. Certain shares of Common Stock registered for resale hereunder are also held by Gerard Michel, who is the Chief Executive Officer of the Company. Mitchell Robbins, Bigger Capital Fund, LP and District 2 Capital Fund LP have not held any position or office with us or any of our predecessors or affiliates within the last three years and have not had a material relationship with us or any of our predecessors or affiliates within the past three years.

PLAN OF DISTRIBUTION

Each Selling Stockholder, or the Selling Stockholders, of the securities and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their securities covered hereby on the principal trading market or any other stock exchange, market or trading facility on which the securities are traded or in private transactions. These sales may be at fixed or negotiated prices. A Selling Stockholder may use any one or more of the following methods when selling securities:

•	ordinary brokerage transactions and transactions in which the broker dealer solicits purchasers;

•	block trades in which the broker dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker dealer as principal and resale by the broker dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

•	in transactions through broker dealers that agree with the Selling Stockholders to sell a specified number of such securities at a stipulated price per security;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	a combination of any such methods of sale; or

•	any other method permitted pursuant to applicable law.

The Selling Stockholder may also sell securities under Rule 144 or any other exemption from registration under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Stockholder may arrange for other brokers dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplements to this Prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2121.

In connection with the sale of the securities or interests therein, the Selling Stockholder may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The Selling Stockholder may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The Selling Stockholder may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Stockholders and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each Selling Stockholder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.

We are required to pay certain fees and expenses that we incur incident to the registration of the securities. We have agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

We agreed to keep this prospectus effective continuously effective under the Securities Act until the date that all the resale securities being offered by the Selling Stockholders (i) have been sold pursuant to this registration statement or pursuant to Rule 144, or (ii) may be sold without volume or manner-of-sale restrictions pursuant to Rule 144 and without the requirement for us to be in compliance with the current public information requirement under Rule 144. The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the Common Stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the Common Stock by the Selling Stockholders or any other person. We will make copies of this prospectus available to the Selling Stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

LEGAL MATTERS

The validity of the shares of Common Stock to be offered for resale by the Selling Stockholder under this prospectus will be passed upon for us by Cooley LLP, Boston, Massachusetts.

EXPERTS

The consolidated financial statements as of December 31, 2021 and 2020 and for each of the two years in the period ended December 31, 2021 incorporated by reference in this prospectus have been so incorporated in reliance on the report of Marcum, LLP, an independent registered public accounting firm, incorporated herein by reference, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus is part of the registration statement on Form S-3 we filed with the SEC under the Securities Act and does not contain all the information set forth in the registration statement. Whenever a reference is made in this prospectus to any of our contracts, agreements or other documents, the reference may not be complete and you should refer to the exhibits that are a part of the registration statement or the exhibits to the reports or other documents incorporated by reference into this prospectus for a copy of such contract, agreement or other document. Because we are subject to the information and reporting requirements of the Exchange Act, we file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov.

You may also access our SEC filings at our website www.delcath.com. Our website and the information contained on, or that can be accessed through, our website will not be deemed to be incorporated by reference in, and are not considered part of, this prospectus. You should not rely on our website or any such information in making your decision whether to purchase our securities.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to incorporate by reference into this prospectus the information contained in other documents we file with the SEC, which means that we can disclose important information to you by referring you to those documents. Any statement contained in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded, for purposes of this prospectus, to the extent that a statement contained in or omitted from this prospectus, or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus. We incorporate by reference the documents listed below which have been filed by us:

•

Our Annual Report on Form 10-K for the year ended December 31, 2021, filed with the SEC on March 31, 2022, including those portions of the Form 10-K incorporated by reference from our definitive proxy statement filed with the SEC on April 4, 2022;

•	Our Quarterly Reports on Form 10-Q for the periods ended (i) March 31, 2022, filed with the SEC on May 11, 2022 and (ii) June 30, 2022, filed with the SEC on August 8, 2022;

•	Our Current Reports on Form 8-K, filed with the SEC on May 6, 2022, June 7, 2022, July 20, 2022; and

•

The description of our Common Stock contained in our registration on Form 8-Al2B (File No. 001-16133) filed with the SEC on April 30, 2020, including any amendment or report filed for the purpose of updating such description.

All documents we file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, except as to any portion of any report or documents that is not deemed filed under such provisions, (1) on or after the date of filing of the registration statement containing this prospectus and prior to the effectiveness of the registration statement and (2) on or after the date of this prospectus until the earlier of the date on which all of the securities registered hereunder have been sold or the registration statement of which this prospectus is a part has been withdrawn, shall be deemed incorporated by reference in this prospectus and to be a part of this prospectus from the date of filing of those documents and will be automatically updated and, to the extent described above, supersede information contained or incorporated by reference in this prospectus and previously filed documents that are incorporated by reference in this prospectus.

Nothing in this prospectus shall be deemed to incorporate information furnished but not filed with the SEC pursuant to Item 2.02, 7.01 or 9.01 of Form 8-K. Upon written or oral request, we will provide without charge to each person, including any beneficial owner, to whom a copy of the prospectus is delivered a copy of any or all of the reports or documents incorporated by reference herein (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference herein). You may request a copy of these filings, at no cost, by writing or telephoning us at the following address: Delcath Systems, Inc., 1633 Broadway, Suite 22C, New York, New York 10019.

* * *

Up to 1,257,705 Shares of

Common Stock Offered by the Selling Stockholders

PROSPECTUS

September 15, 2022

We have not authorized any dealer, salesperson or other person to give any information or represent anything not contained in this prospectus. You must not rely on any unauthorized information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus does not offer to sell any securities in any jurisdiction where it is unlawful. Neither the delivery of this prospectus, nor any sale made hereunder, shall create any implication that the information in this prospectus is correct after the date hereof.